Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 23, 2019 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the fourth quarter ended December 31, 2018.

Highlights for the quarter included the following(1):
•	Total revenue of $272.3 million, an increase of 33.9% compared with the fourth quarter of 2017.
•	Freight revenue of $244.0 million (excludes revenue from fuel surcharges), an increase of 34.4% compared with the fourth quarter of 2017.
•
Operating income of $22.3 million and an operating ratio of 91.8%. Adjusted operating income(2) of $23.0 million and an adjusted operating ratio(2) of 90.6%. This compares with adjusted operating income(2) of $14.8 million and an adjusted operating ratio(2) of 91.8% in the fourth quarter of 2017.

•
Net income of $16.5 million, or earnings per diluted share of $0.89. Adjusted net income(2) of $17.0 million, or adjusted earnings per diluted share(2) of $0.92. This compares with net income of $49.3 million, or $2.68 per diluted share and adjusted net income(2) of $9.2 million, or adjusted earnings per diluted share(2) of $0.50 per diluted share in the fourth quarter of 2017.

•
In the fourth quarter of 2017, net income included $40.1 million, or $2.18 per diluted share, of income tax benefit resulting primarily from our reasonable estimate of the revaluation of our net deferred tax balances at December 31, 2017 as a result of the enactment of the Tax Cuts and Jobs Act, signed into law on December 22, 2017.

(1) For information regarding comparability of the reported results due to the acquisition of Landair Holdings and its subsidiaries (“Landair”), refer to footnote (2) of the Non-GAAP Reconciliation (Unaudited) schedules included with this release.
        (2) See GAAP to Non-GAAP Reconciliation in the schedules included with this release.

Chairman and Chief Executive Officer, David R. Parker, made the following comments: “We are pleased to announce record fourth quarter revenue and adjusted net income.  Higher freight revenue per tractor at each of our 3 historical truckload businesses, strong growth and improved margins at our brokerage unit, the addition of Landair, and favorable impacts from our minority investment in Transport Enterprise Leasing all contributed to our record results. Equally important, through our strategy of becoming “closer to the customer”, we believe we have improved our revenue mix and reduced our exposure to seasonal and cyclical volatility by growing around our most capital-intensive service offerings with longer-term contractual business in the dedicated, logistics and warehousing markets. We intend to continue executing this plan in 2019.”

Management Discussion—Truckload Operations
Mr. Parker continued: “For the quarter, total revenue in our truckload operations increased to $204.7 million, an increase of $38.2 million compared with the fourth quarter of 2017.  This increase consisted of $31.7 million higher freight revenue and $6.5 million higher fuel surcharge revenue. The $31.7 million increase in freight revenue related to a 562 (or 22.0%) average truck increase and a 1.7% increase in average freight revenue per truck in the 2018 period as compared to the 2017 period, partially offset by a $1.7 million year-over-year reduction in intermodal revenues as we effectively discontinued this consistently unprofitable service offering within our solo-driver refrigerated truckload unit during December 2017. Of the 562 increased average trucks, 430 average trucks were contributed by the Landair acquisition as Landair contributed $19.2 million of freight revenue to consolidated truckload operations in the fourth quarter of 2018.

“Average freight revenue per tractor per week increased to $4,304 during the 2018 quarter from $4,234 during the 2017 quarter. Average freight revenue per total mile increased by 25.2 cents per mile, or 13.4%, compared to the 2017 quarter and average miles per tractor decreased by 10.4%.  The primary factor impacting our productivity was the impact of the Landair operations on the combined truckload division. Landair's shorter average length of haul and dedicated contract, solo-driven truck operations generally produce higher revenue per total mile and fewer miles per tractor than our other truckload business units.  Our excellent package of service offerings and a supportive freight environment during all of 2018 also contributed to higher revenue per mile across all business units, while a decrease in the percentage of our fleet comprised of team-driven trucks affected mileage utilization. Team-driven trucks decreased to an average of 866 teams (or 27.8% of the total fleet) in the fourth quarter of 2018 versus an average of 912 teams (or 35.7% of the total fleet) in the fourth quarter of 2017. Our average seated truck percentage improved as 3.0% of our fleet lacked drivers during the 2018 quarter compared with 5.2% during the 2017 quarter.

“Salaries, wages and related expenses increased 18.8 cents per total mile due primarily to the impact of the Landair acquisition and employee pay adjustments since the fourth quarter of 2017, higher group health insurance, as well as $0.8 million of stock compensation expense recognized in the fourth quarter of 2018 for meeting the performance-based vesting target for a group of 2016 restricted share grants that was not previously expected to vest. These unfavorable impacts were partially offset by fewer miles from team-driven trucks, which carry the cost of two drivers.

“Insurance and claims expense increased to 14.2 cents per total mile in the fourth quarter of 2018 versus 11.6 cents per total mile in the fourth quarter of 2017 due to increased frequency and severity of accidents.

“In addition to the items mentioned above, primarily in connection with our July acquisition of Landair, we experienced increases to operations and maintenance, revenue equipment rentals and purchased transportation, as well as general supplies and expenses.

“Net fuel expense decreased by 3.2 cents per total mile in the 2018 quarter, primarily as a result of improvement in fuel hedging activity, with $0.3 million of fuel hedge gains in the 2018 quarter compared with $0.4 million of fuel hedge losses in the 2017 quarter. In addition, our fuel surcharge recovery was more effective during the 2018 quarter and we expect to continue to experience improved fuel economy as we upgrade our tractor fleet.  These favorable items were partially offset by increased fuel pricing. Ultra-low sulfur diesel prices as measured by the Department of Energy averaged $0.39/gallon higher in the fourth quarter of 2018 compared with the 2017 quarter.”

Management Discussion—Non-Asset Based Managed Freight and Other Operations
Mr. Parker offered the following comments concerning the Company’s non-asset based managed freight segment, which consists of freight brokerage, warehousing, and other transportation logistics services (“Managed Freight”): “For the quarter, Managed Freight’s total revenue increased 83.6%, to $67.5 million from $36.8 million in the same quarter of 2017. Operating income was $6.0 million for an operating ratio of 91.1%, compared with operating income of $3.1 million and an operating ratio of 91.6% in the fourth quarter of 2017. Of the $30.7 million of increased total revenue, Landair contributed $21.4 million of revenue to combined Managed Freight operations in the fourth quarter of 2018. In addition, our 49% equity investment in Transport Enterprise Leasing contributed $2.3 million of pre-tax income in the quarter compared with $0.8 million in the fourth quarter of 2017.”

Capitalization, Liquidity and Capital Expenditures
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “In connection with the July 3rd, 2018 acquisition of Landair, we invested approximately $106.5 million, including an $8.2 million tax gross up payment in connection with a post-closing Internal Revenue Code Section 338(h)(10) election for which we expect to receive a future net cash benefit in excess of the tax gross up payment. At December 31, 2018, our total balance sheet debt and capital lease obligations, net of cash, were $212.7 million, and our stockholders’ equity was $343.1 million, for a ratio of net debt to total balance sheet capitalization of 38.3%, which compares favorably to the 40.2% ratio as of December 31, 2017, even after the Landair investment. In addition, our leverage ratio (defined as: net balance sheet debt divided by trailing four quarters earnings before interest, taxes, depreciation, and amortization, as adjusted and pro forma for the Landair acquisition) has improved to 1.4x from 1.9x for the fiscal 2017 period. At December 31, 2018, the discounted value of future obligations under off-balance sheet operating lease obligations was $41.8 million. Between December 31, 2017 and December 31, 2018, the Company's balance sheet debt and capital lease obligations, net of cash, increased by $14.3 million, while the present value of financing provided by operating leases increased $20.2 million. At December 31, 2018, we had $57.7 million of borrowing availability under our revolving line of credit.

“Our net capital expenditures for the three months ended December 31, 2018 totaled $18.2 million compared to $4.9 million for the prior year period. Excluding the assets acquired with the Landair transaction, in fiscal 2018, we took delivery of approximately 775 new company tractors and disposed of approximately 831 used tractors. Our current tractor fleet plan for full-year 2019 includes the delivery of approximately 1,150 new company tractors, and the disposal of approximately 1,050 used tractors. Over the course of 2019, the size of our tractor fleet is expected to grow between 1.0% to 4.0% above the 3,154 tractors we operated as of December 31, 2018, depending on our ability to secure additional long-term dedicated contracts from shippers and our ability to hire and retain professional drivers to seat the additional tractors.”

Outlook
Mr. Cribbs commented on the Company’s outlook: “Our earnings outlook for 2019 is positive. We expect to deliver earnings improvement for the first quarter of 2019 as compared to the first quarter of 2018. For the full year, we expect adjusted earnings per diluted share to increase modestly over 2018, based on the favorable impact of a full year of earnings contribution from Landair’s service offerings, partially offset by investment in growing the Managed Freight segment.  From a balance sheet perspective, with net capital expenditures scheduled at normal replacement cycle, along with positive operating cash flows, we expect to reduce combined balance sheet and off-balance sheet debt over the course of fiscal 2019.

“Our outlook is based on our expectation of a relatively balanced freight environment measured over the entire 2019 year, with the potential for intra-period volatility in response to national and global events. We believe these conditions are consistent with U.S. economic growth of 2.0% to 2.5%, modestly growing industrial production, balanced inventories, and mid-single digit percentage increases in revenue per total mile across our truckload business. The freight market in January has thus far been consistent with our expectations, but not as strong as January 2018, nor the majority of 2018. Beyond the general freight environment, we believe company-specific improvement opportunities exist as we continue to execute on our strategic direction to grow our contract logistics service offerings including dedicated contract truckload, warehousing and transportation management services (“TMS”). We expect that the growth of our dedicated contract truckload service offering will come somewhat from a re-allocation of capital from our transactional over-the-road (“OTR”) truckload service offering, most specifically from the less profitable solo-driven refrigerated OTR service. In addition, we expect to continue to invest in the organic growth of our freight brokerage services, which could pressure Managed Freight profit margins until revenue growth catches up with the investments. Even with these changes, attracting and retaining highly qualified, professional truck drivers will remain a significant challenge, and we will continue to work actively with our customers to improve driver compensation, efficiency, and working conditions while providing a high level of service. In the aggregate, the goals of our capital allocation strategy are to become increasingly embedded in our customers’ supply chains, to reduce the cyclicality and seasonality of our business and financial results, and to enhance our long-term earnings power and return on invested capital.”

Conference Call Information
The Company will host a live conference call tomorrow, January 24, 2019, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG4.  An audio replay will be available for one week following the call at 877-919-4059, access code 12169050. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; Landair Transport and Landair Logistics of Greeneville, Tennessee; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to benefits of our revenue mix, seasonality and cyclicality exposure, execution of our strategies, expected fuel economy of new tractors, our current tractor fleet plan, net cash benefits from the IRC Section 338(h)(10) election, and the statements under “Outlook” are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during 2019, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or impact the availability or effective driving time of our drivers and other drivers in the industry, including the terms and exemptions from hours-of-service and electronic log requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program applicable to driver standards and the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations (including our recent acquisition of Landair); fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer
RCribbs@covenanttransport.com

For copies of Company information contact:
Theresa Ives, Executive Administrative Assistant
TIves@covenanttransport.com

Covenant Transportation Group, Inc
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Dec 31,			Year Ended Dec 31,
($000s, except per share data)	2018	2017	% Change	2018	2017	% Change
Freight revenue	$244,008	$181,597	34.4%	$779,729	$626,809	24.4%
Fuel surcharge revenue	28,260	21,709	30.2%	105,726	78,198	35.2%
Total revenue	$272,268	$203,306	33.9%	$885,455	$705,007	25.6%

Operating expenses:
Salaries, wages, and related expenses	92,825	63,145		304,447	241,784
Fuel expense	31,446	26,829		121,264	103,139
Operations and maintenance	14,723	11,270		55,505	48,774
Revenue equipment rentals and purchased transportation	68,121	51,235		183,645	141,954
Operating taxes and licenses	3,182	2,681		11,831	9,878
Insurance and claims	12,064	8,843		43,333	33,155
Communications and utilities	1,844	1,857		7,061	6,938
General supplies and expenses	6,395	3,864		23,227	14,783
Depreciation and amortization, including gains and losses on disposition of property and equipment	19,353	18,740		76,156	76,447
Total operating expenses	249,953	188,464		826,469	676,852
Operating income	22,315	14,842		58,986	28,155
Interest expense, net	2,348	2,042		8,708	8,258
Income from equity method investment	(2,325)	(825)		(7,732)	(3,400)
Income before income taxes	22,292	13,625		58,010	23,297
Income tax expense (benefit)	5,791	(35,673)		15,507	(32,142)
Net income	$16,501	$49,298		$42,503	$55,439

Basic earnings per share	$0.90	$2.70		$2.32	$3.03
Diluted earnings per share	$0.89	$2.68		$2.30	$3.02
Basic weighted average shares outstanding (000s)	18,347	18,291		18,340	18,279
Diluted weighted average shares outstanding (000s)	18,533	18,368		18,469	18,372

	Three Months Ended Dec 31,			Year Ended Dec 31,
	2018	2017	% Change	2018	2017	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based truckload revenues	$176,474	$144,804	21.9%	$621,320	$534,636	16.2%
Managed freight revenues	67,534	36,793	83.6%	158,409	92,173	71.9%
Freight revenue	$244,008	$181,597	34.4%	$779,729	$626,809	24.4%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$2.360	$2.081	13.4%	$2.130	$1.890	12.7%
Average freight revenue per total mile	$2.135	$1.883	13.4%	$1.938	$1.702	13.9%
Average freight revenue per tractor per week	$4,304	$4,234	1.7%	$4,191	$3,917	7.0%
Average miles per tractor per period	26,493	29,555	-10.4%	112,736	120,043	-6.1%
Weighted avg. tractors for period	3,120	2,558	22.0%	2,843	2,557	11.2%
Tractors at end of period	3,154	2,559	23.3%	3,154	2,559	23.3%
Trailers at end of period	6,950	7,134	-2.6%	6,950	7,134	-2.6%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	12/31/2018	12/31/2017
Total assets	$773,524	$649,668
Total stockholders' equity	$343,142	$295,201
Total balance sheet debt, net of cash	$212,711	$198,443
Net Debt to Capitalization Ratio	38.3%	40.2%
Tangible book value per basic share	$14.65	$16.11

Covenant Transportation Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1) (2)

(Dollars in thousands)	Three Months Ended Dec 31,			Year Ended Dec 31,
GAAP Presentation	2018	2017	bps Change	2018	2017	bps Change
Total revenue	$272,268	$203,306		$885,455	$705,007
Total operating expenses	249,953	188,464		826,469	676,852
Operating income	$22,315	$14,842		$58,986	$28,155
Operating ratio	91.8%	92.7%	-90	93.3%	96.0%	-270

Non-GAAP Presentation	2018	2017	bps Change	2018	2017	bps Change
Total revenue	$272,268	$203,306		$885,455	$705,007
Fuel surcharge revenue	(28,260)	(21,709)		(105,726)	(78,198)
Freight revenue (total revenue, excluding fuel surcharge)	244,008	181,597		779,729	626,809

Total operating expenses	249,953	188,464		826,469	676,852
Adjusted for:
Fuel surcharge revenue	(28,260)	(21,709)		(105,726)	(78,198)
Amortization of intangibles (3)	(731)	-		(1,462)	-
Adjusted operating expenses	220,962	166,755		719,281	598,654
Adjusted operating income	23,046	14,842		60,448	28,155
Adjusted operating ratio	90.6%	91.8%	-130	92.2%	95.5%	-330

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted operating ratio.
(2) The reported results do not include the results of operations of Landair Holdings and its subsidiaries ("Landair") prior to its acquisition by Covenant Transportation Group on July 3, 2018 in accordance with the accounting treatment applicable to the transaction.

(3) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the July 3, 2018 acquisition of Landair. Certain data necessary to complete the purchase price allocation for the Landair acquisition is open for adjustments during the measurement period. We believe the estimates used are reasonable, but are subject to change as additional information becomes available.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1) (2)

(Dollars in thousands)	Three Months Ended Dec 31,		Year Ended Dec 31,
	2018	2017	2018	2017
GAAP Presentation - Net income	$16,501	$49,298	$42,503	$55,439
Adjusted for:
Income tax expense (benefit)	5,791	(35,673)	15,507	(32,142)
Income before income taxes	22,292	13,625	58,010	23,297
Amortization of intangibles (3)	731	-	1,462	-
Adjusted income before income taxes	23,023	13,625	59,472	23,297
Provision for income tax expense (benefit) at effective rate	(5,981)	35,673	(15,898)	32,142
Tax benefit from revaluation of net deferred tax balances (4)	-	(40,123)	-	(40,123)
Adjusted income tax expense	(5,981)	(4,450)	(15,898)	(7,981)
Non-GAAP Presentation - Adjusted net income	$17,042	$9,175	$43,574	$15,316

GAAP Presentation - Diluted earnings per share ("EPS")	$0.89	$2.68	$2.30	$3.02
Adjusted for:
Income tax expense (benefit)	0.31	(1.94)	0.84	(1.75)
Income before income taxes	1.20	0.74	3.14	1.27
Amortization of intangibles (3)	0.04	-	0.08	-
Adjusted income before income taxes	1.24	0.74	3.22	1.27
Provision for income tax expense (benefit) at effective rate	(0.32)	1.94	(0.86)	1.75
Tax benefit from revaluation of net deferred tax balances (4)	-	(2.18)	-	(2.18)
Adjusted income tax expense	(0.32)	(0.24)	(0.86)	(0.43)
Non-GAAP Presentation - Adjusted EPS	$0.92	$0.50	$2.36	$0.83

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP Adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) The reported results do not include the results of operations of Landair Holdings and its subsidiaries ("Landair") on and prior to its acquisition by Covenant Transportation Group on July 3, 2018 in accordance with the accounting treatment applicable to the transaction.

(3) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the July 3, 2018 acquisition of Landair. Certain data necessary to complete the purchase price allocation for the Landair acquisition is open for adjustments during the measurement period. We believe the estimates used are reasonable, but are subject to change as additional information becomes available.

(4) "Tax benefit from revaluation of net deferred tax balances" reflects income tax benefit resulting primarily from our reasonable estimate of the revaluation of our net deferred tax balances at December 31, 2017 as a result of the enactment of the Tax Cuts and Jobs Act, signed into law on December 22, 2017.

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